Filed pursuant to Rule 424(b)(3)
Registration No. 333-183602

PROSPECTUS SUPPLEMENT NO. 5
To Prospectus dated September 13, 2012

OvaScience, Inc.

7,630,683 Shares of Common Stock

This prospectus supplement no. 5 supplements the prospectus dated September 13, 2012, relating to the offering and resale by the selling stockholders of up to 7,630,683 shares of common stock, par value $0.001 per share. These shares were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on January 2, 2013.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted for trading on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system under the symbol “OVSC”.  On December 31, 2012, the closing price of our common stock, as quoted on the OTC Bulletin Board and the OTC Market Group’s OTC Link quotation system, was $8.37 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 2, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 28, 2012

OvaScience, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54647	45-1472564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

215 First Street, Suite 240, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Certain Officers and (c) Appointment of Certain Officers

On December 28, 2012, the Board of Directors (the “Board”) of OvaScience, Inc., a Delaware corporation (the “Company”) elected Alison Lawton to the office of Chief Operating Officer of the Company, effective as of her first date of employment with the Company (the “Effective Date”), which is expected to be January 21, 2013.

Ms. Lawton, age 51, has been with Genzyme Corporation (“Genzyme”), a biopharmaceutical company that is now a subsidiary of Sanofi, also a biopharmaceutical company, for 21 years and most recently served as Senior Vice President and General Manager of Genzyme Biosurgery (now Sanofi Biosurgery Business Unit), a position she has occupied since April 2010.  From May 2008 to April 2010, Ms. Lawton served as Senior Vice President, Global Market Access at Genzyme, and from November 2005 to April 2008, Ms. Lawton served as Senior Vice President, Global Regulatory Affairs, Corporate Quality Systems and Global Policy Programs at Genzyme.  Ms. Lawton spent seven years from 1984 to June 1991 at Warner-Lambert/Parke-Davis, a pharmaceutical company and subsidiary of Pfizer Inc.  Ms. Lawton currently serves as a director of Cubist Pharmaceuticals and of Verastem, Inc., both biopharmaceutical companies.

Also on December 30, 2012, the Company and Ms. Lawton entered into a Letter Agreement with respect to Ms. Lawton’s employment.  Pursuant to the terms of the Letter Agreement, Ms. Lawton’s base salary will be $350,000 per year, and Ms. Lawton will be eligible to receive an annual discretionary bonus.  Subject to approval by the Board, Ms. Lawton will receive options to purchase 368,892 shares of common stock of the Company with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Ms. Lawton is also eligible for standard Company benefits and vacation time.  Ms. Lawton will receive certain benefits upon termination of her employment by the Company without cause or by her for good reason.

On December 28, 2012, the Board also elected Christopher Bleck, the Company’s current Chief Operating Officer, to the office of Chief Commercial Officer, effective as of the Effective Date, at which point Mr. Bleck will vacate the position of Chief Operating Officer.  In addition, pursuant to and effective as of the Board’s approval on December 28, 2012, Michael Flanagan ceased to serve as the Company’s Treasurer, principal financial officer and principal accounting officer, and Mr. Bleck was appointed to fill those roles.

The full text of the press release issued in connection with these events is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

See the Exhibit Index attached hereto.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: January 2, 2013	By:	/s/ Michelle Dipp, M.D., Ph.D.
Michelle Dipp, M.D., Ph.D.
President

3

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled “OvaScience Appoints Alison Lawton to Chief Operating Officer” issued by the Company on January 2, 2013.

4

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

OvaScience Appoints Alison Lawton to Chief Operating Officer

CAMBRIDGE, Mass. — January 2, 2013 — OvaScienceSM, (OTC: OVSC), a life sciences company focused on the discovery, development and commercialization of new treatments for infertility, announced today the appointment of Alison Lawton to Chief Operating Officer.  In conjunction with this appointment, the Company’s current Chief Operating Officer, Christopher Bleck, will assume the role of Chief Commercial Officer, leading Sales and Marketing.

“We are pleased to welcome Alison and believe that her extensive experience in directing global operations for Sanofi Biosurgery will enable her to make significant contributions to OvaScience as we prepare for commercialization in 2014,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience. Alison’s leadership of the autologous cell therapy business, including regulatory affairs, manufacturing and commercial in the U.S. and abroad, will be important to OvaScience’s continued development of multiple therapies for infertility.”

Ms. Lawton joins OvaScience from Sanofi Biosurgery (formerly Genzyme Biosurgery), where she was Senior Vice President and General Manager, responsible for three separate franchises, including surgical, cell therapy and regenerative medicine, and orthopedics.  She has more than 28 years of global pharmaceutical and biotechnology experience, including 21 years at Genzyme Corporation and seven years in the U.K. at Warner-Lambert/Parke-Davis. Prior to Genzyme Biosurgery, Ms. Lawton was Senior Vice President of Global Market Access for Genzyme, which involved leadership across several of Genzyme’s global functional organizations including regulatory affairs and corporate quality systems, policy programs, health outcomes and strategic pricing, patient safety and risk management, and biomedical process excellence and training. She served two terms as the industry representative on the U.S. Food and Drug Administration (FDA) Cell & Gene Therapy Advisory Panel, and was past President and Chair of Board of RAPS (Regulatory Affairs Professional Society).  Ms. Lawton is currently a Board member of Cubist Pharmaceuticals and Verastem, Inc. She holds a B.Sc.Hons. in Pharmacology from King’s College London.

“OvaScience’s unique approach to developing next-generation treatments for female infertility has the potential to improve the success of in vitro fertilization and offers new options for patients who are unable to undergo IVF,” said Ms. Lawton.  “I am pleased to be joining a team that has already demonstrated its ability to turn major scientific discoveries into product candidates, and I am excited to be a part of bringing this to patients.”

About OvaScience

OvaScience (OTC: OVSC) is a life sciences company focused on the discovery, development and commercialization of new treatments for infertility. The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries. By applying proprietary technology to identify and purify EggPCs, AUGMENTSM aims to improve egg quality and increase the success of in vitro fertilization (IVF). OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s product candidates, including AUGMENTSM and OvaTureSM. Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT; the science underlying our two product candidates, which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products;  our ability to obtain additional funding to support our activities; our dependence on third parties; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to commercialize our product candidates, including AUGMENT, on the timeline we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q. The forward-looking statements contained in this presentation reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Theresa McNeely

Head of Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356